Exhibit 5.1

[Letterhead of Ropes & Gray LLP]

September 13, 2011

MicroVision, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

Attn: Thomas M. Walker

Re: Registration Statement on Form S-3 (File No. 333-175419)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), for the registration of shares of common stock, par value of $0.001 per share (the “Securities”), of MicroVision, Inc., a Delaware corporation (the “Company”), that may be issued from time to time pursuant to a common stock purchase agreement dated as of September 13, 2011 by and between the Company and Azimuth Opportunity Ltd (the “SPA”).

We have acted as counsel for the Company in connection with the issuance of the Securities. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the statutory provisions and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that upon the issuance by the Company of the Securities pursuant to the SPA against payment of the agreed consideration, the Securities will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about September 13, 2011, for incorporation by reference into the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

MicroVision, Inc.	- 2 -	September 13, 2011

This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP